Exhibit 99.1
Town Sports International Holdings, Inc. Announces Completion of Partial Redemption of Outstanding Debt Securities
NEW YORK, July 10, PRNewswire – FirstCall, –Town Sports International Holdings, Inc. (Nasdaq: CLUB) announced today that it had completed the previously announced redemption of 35% of the original aggregate principal amount of its outstanding 11% Senior Discount Notes due 2014, which notes had an accreted value at the redemption date of $56,644,034. Following the redemption, the aggregate principal amount of the notes outstanding at the redemption date was $105,196,064, which represents the accreted value of such notes on the redemption date.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 fitness clubs and 432,000 members as of March 31, 2006. In addition, as of March 31, 2006, the Company operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com.